EXCHANGE AGREEMENT BY AND AMONG VOS INTERNATIONAL, INC. IDEAEDGE, INC. AND CERTAIN SHAREHOLDERS AND NOTE HOLDERS OF IDEAEDGE, INC. AND VOS INTERNATIONAL, INC.

Dated September 6, 2007

TABLE OF CONTENTS

			Page

ARTICLE I EXCHANGE OF SECURITIES			1

Section	1.1	The Exchange	1
Section	1.2	Exchange Ratio	2
ARTICLE II THE CLOSING			3

Section	2.1	Closing Date	3
Section	2.2	Transactions at Closing	3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF VOS			5

Section	3.1	Organization and Qualification	5
Section	3.2	Authorization	5
Section	3.3	Validity and Effect of Agreement	5
Section	3.4	No Conflict	6
Section	3.5	Required Filings and Consents	6
Section	3.6	Capitalization	6
Section	3.7	Status of Common Stock	6
Section	3.8	SEC Reports and Financial Statements	7
Section	3.9	Financial Statements	7
Section	3.10	No Undisclosed Assets or Liabilities	7
Section	3.11	No Contract Rights or Commitments	7
Section	3.12	No Intellectual Property Rights or Infringement	7
Section	3.13	Litigation	8
Section	3.14	Taxes	8
Section	3.15	Registration	8
Section	3.16	Books and Records	8
Section	3.17	Insurance	8
Section	3.18	Compliance	8
Section	3.19	Absence of Certain Changes	8
Section	3.20	Material Transactions or Affiliations	9
Section	3.21	Employees	9
Section	3.22	Previous Sales of Securities	10
Section	3.23	Tax-Free Exchange	10
Section	3.24	Brokers and Finders	10
Section	3.25	Disclosure	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF IdeaEdge			10

Section	4.1	Organization and Qualification	10
Section	4.2	Authorization; Validity and Effect of Agreement	10
Section	4.3	No Conflict	11
Section	4.4	Required Filings and Consents	11
Section	4.5	Capitalization	11
Section	4.6	Financial Statements	12

Section	4.7	No Undisclosed Liabilities	12
Section	4.8	Properties and Assets	12
Section	4.9	Litigation	12
Section	4.10	Taxes	12
Section	4.11	Compliance	12
Section	4.12	Absence of Certain Changes	13
Section	4.13	Brokers and Finders	13
Section	4.14	Material Transactions or Affiliations	13
Section	4.15	Employees	13
Section	4.16	Material Contracts	13
Section	4.17	Tax-Free Exchange	14
Section	4.18	Disclosure	14
ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH SELLER			14

Section	5.1	Authority and Validity	14
Section	5.2	Validity	14
Section	5.3	No Breach or Violation	14
Section	5.4	Consents and Approvals	15
Section	5.5	Title	15
Section	5.6	Investor Status	15
Section	5.7	No Government Review	15
Section	5.8	Investment Intent	15
Section	5.9	Restrictions on Transfer	15
Section	5.10	Informed Investment	16
Section	5.11	Access to Information	16
Section	5.12	Reliance on Representations	16
Section	5.13	No General Solicitation	16
Section	5.14	Legends	16
Section	5.15	Placement and Finder's Fees	17
Section	5.16	Disclosure	17
ARTICLE VI CERTAIN COVENANTS			17

Section	6.1	Conduct of Business by VOS	17
Section	6.2	Access to Information	17
Section	6.3	Confidentiality	17
Section	6.4	Further Assurances	18
Section	6.5	Public Announcements	18
Section	6.6	Notification of Certain Matters	18
Section	6.7	Financial Statements	19
Section	6.8	Tax-Free Exchange Status	19
Section	6.9	Disposition of Assets and Liabilities	19
Section	6.10	Waiver of Claims	19
Section	6.11	Resignation of Directors	20
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE EXCHANGE			20

Section	7.1	Conditions to Obligations of IdeaEdge	20
Section	7.2	Conditions to Obligations of VOS	21

iii

ARTICLE VIII INDEMNIFICATION			21

Section	8.1	Indemnification between the Parties	21
Section	8.2	Indemnification Procedures for Third Party Claims	22
Section	8.3	Indemnification Procedures for Non-Third Party Claims	23
Section	8.4	Limitations on Indemnification	24
ARTICLE IX			24

TERMINATION			24

Section	9.1	Termination	24
Section	9.2	Procedure and Effect of Termination	25
ARTICLE X MISCELLANEOUS			25

Section	10.1	Entire Agreement	25
Section	10.2	Amendment and Modifications	25
Section	10.3	Extensions and Waivers	25
Section	10.4	Successors and Assigns	26
Section	10.5	Survival of Representations, Warranties and Covenants	26
Section	10.6	Headings; Definitions	26
Section	10.7	Severability	26
Section	10.8	Specific Performance	26
Section	10.9	Notices	26
Section	10.10	Governing Law	27
Section	10.11	Consent to Jurisdiction	27
Section	10.12	Counterparts	27
Section	10.13	Certain Definitions	27

iv

EXHIBITS AND SCHEDULES

Exhibit A	Form of VOS Officer and Director Release
Exhibit B	Form of Notice of Exchange (Common Stock)
Exhibit C	Form of Notice of Exchange (Promissory Notes)

Schedule I	Schedule of IdeaEdge Shares to be exchanged for VOS Common Stock
Schedule II	Schedule of IdeaEdge Promissory Notes to be exchanged for VOS	Common
Stock
Schedule III	Investor Questionnaire

EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (the "Agreement"), is made and entered into as of September 6, 2007, by and among VOS International, Inc., a Colorado corporation ("VOS"), certain principal shareholders of VOS (the “VOS Principal Shareholders”), IdeaEdge, Inc., a California corporation (the "IdeaEdge"), and the shareholders and note holders of IdeaEdge set forth on the signature pages to this Agreement (collectively, the "Sellers" and individually, a "Seller"), with respect to the following facts:

RECITALS

     A. Sellers own more than fifty one percent (51%) of the issued and outstanding shares of Common Stock, no par value, of IdeaEdge (the "IdeaEdge Shares"), in the denominations as set forth opposite their respective names on Schedule I to this Agreement.

     B. IdeaEdge has issued promissory notes in the aggregate principal amount of $750,000 (the "IdeaEdge Notes"). The IdeaEdge Shares and IdeaEdge Notes issued and outstanding on the Closing Date are sometimes referred to herein collectively as the as the "IdeaEdge Securities";

     C. VOS desires to acquire from Sellers, and Sellers desire to sell and transfer to VOS, (i) all of the IdeaEdge Shares owned by Sellers on the Closing Date in exchange for the issuance and delivery by VOS of one (1) share of Common Stock, par value $0.001 per share, of VOS ("Common Stock"), for each one IdeaEdge Share (the "Exchange Ratio"), and (ii) 100% of the IdeaEdge Notes issued and outstanding on the Closing Date, in exchange for the issuance of one (1) share of Common Stock for each $1.00 of the IdeaEdge Notes on the terms and conditions set forth below (the "Exchange");

     D. It is intended that, for federal income tax purposes, the Exchange shall qualify as an exchange described in Section 351 of the of the Internal Revenue Code of 1986, as amended (the "Code") and a reorganization described in Section 368 of the Code.

     NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I EXCHANGE OF SECURITIES

     Section 1.1 The Exchange. On the terms and subject to the conditions of this Agreement:

     (a) Prior to the Closing Date, IdeaEdge shall update Schedule I with the names and amount of IdeaEdge Shares held by any and all IdeaEdge shareholders that purchase

IdeaEdge Shares between August 30, 2007 and the Closing Date. On the Closing Date, VOS shall issue and deliver to each of the Sellers owning IdeaEdge Shares such number of shares of Common Stock as is set forth opposite such Seller's name on Schedule I hereto, subject to adjustment as set forth in Section 1.2, and each such Seller shall sell, transfer and deliver to VOS, the number of issued and outstanding IdeaEdge Shares set forth opposite such Seller's name on Schedule I hereto along with a duly executed share assignment endorsed in favor of VOS.

     (b) Prior to the Closing Date, IdeaEdge shall complete and attach as Schedule II hereto, a list of all IdeaEdge note holders which desire to exchange the IdeaEdge Notes into shares of VOS Common Stock On the Closing Date, VOS shall issue and deliver to each Seller owning IdeaEdge Notes such number of shares of Common Stock as set forth opposite such Seller's name on Schedule II hereto subject to adjustment as set forth in Section 1.2, and each such Seller shall sell, transfer and deliver to VOS, the original IdeaEdge Notes set forth opposite such Seller's name on Schedule II hereto along with a duly executed acknowledgement of payment endorsed in favor of VOS.

     (c) Prior to the Closing Date, IdeaEdge shall complete and attach a schedule of all stock options which may be granted between the date hereof and the Closing Date. On the Closing Date, all IdeaEdge stock options shall be exchanged into VOS stock options, and VOS shall issue and deliver to each IdeaEdge option holder an option agreement under the VOS 2007 Equity Incentive Plan providing for the issuance of an equivalent number options to purchase VOS common stock, with comparable vesting, expiration and other terms as the exchanged options.

Section 1.2 Additional IdeaEdge Shares; Exchange Ratio; Delayed Shareholders.

     (a) As of August 30, 2007, there are 6,986,666 IdeaEdge Shares issued and outstanding. IdeaEdge may issue up to an additional 930,001 IdeaEdge Shares prior to the Closing. Based on the outstanding capital stock of VOS and IdeaEdge as of the date hereof, and all 930,001 additional IdeaEdge Shares are issued prior to the Closing, the former shareholders and note holders of IdeaEdge would own 8,666,667 shares of Common Stock; all of the current shareholders of VOS would own an aggregate of 3,600,000 shares of Common Stock; and 600,000 shares of Common Stock will be allocated to the VOS 2007 Equity Incentive Plan, for a total number of outstanding shares on the Closing Date of 12,866,667.

     (b) If between the date of this Agreement and the Closing Date, there shall be any change in the number of shares of outstanding capital stock of either VOS, the Exchange Ratio shall be adjusted such that immediately following the Closing the aggregate number of shares of Common Stock issued to each represents the percentage ownership set forth in Section 1.2(a) above.

     (c) If between the date of this Agreement and the Closing Date, the holders of issued and outstanding IdeaEdge Shares constituting less than one hundred percent (100%) but more than fifty percent (50%) have agreed to the Exchange contemplated hereunder (all other IdeaEdge shareholders, hereinafter the "Delayed Shareholders"), then IdeaEdge shall proceed to the Closing of the Exchange, subject to satisfaction of the conditions set forth in Section 7.1. For a period of three months following the Closing Date, VOS may, but shall not be required to accept for Exchange any IdeaEdge Shares or IdeaEdge Notes then held by any Delayed Shareholder, subject to such Delayed Shareholder's execution of this Agreement as a Seller for all intents and purpose, including but not limited to assuming all representations, warranties and undertakings of the Sellers hereunder and performance of all of the conditions for Closing to be performed by each Seller hereunder. Until such time as a Delayed Shareholder executes this Agreement and submits his IdeaEdge Shares or IdeaEdge Notes in exchange for shares of Common Stock (thereby becoming a Seller), and such exchange is accepted by VOS, such Delayed Shareholder shall remain a shareholder or note holder of IdeaEdge and shall not be considered a shareholder of VOS and shall not be entitled to any of the rights thereof, including without limitation the right to vote or receive any distributions with respect thereto.

ARTICLE II THE CLOSING

     Section 2.1 Closing Date. The closing of the Exchange and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of IdeaEdge at Lusk Blvd., Suite 200, San Diego, California 92121 at 10:00 a.m. on October 10, 2007, or at such other location, date and time as VOS and IdeaEdge may agree. The time and date upon which the Closing actually occurs being referred to herein as the "Closing Date").

     Section 2.2 Transactions at Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed as having taken place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

     (a) VOS shall deliver to IdeaEdge, as agent for Sellers the following documents:

     (i) Validly executed stock certificates corresponding to the Common Stock issued in the name of the Sellers in the amounts set forth in Schedule I and Schedule II;

     (ii) Instructions directing its transfer agent to issue the Common Stock to the Sellers;

     (iii) True copies of all consents and waivers obtained by VOS, in accordance with the provisions of Section 7.1 below;

     (iv) Certificate of good standing from the Secretary of State of the State of Colorado, dated at or about the Closing Date, to the effect that VOS is in good standing under the laws of said state;

     (v) Certified copy of the Certificate of Incorporation of VOS, as certified by the Secretary of State of the State of Colorado at or about the Closing Date;

     (vi) Secretary's certificate duly executed by VOS' secretary attaching and attesting to the accuracy of: (A) the bylaws of VOS, (B) the resolutions of VOS' board of directors hereto a. issuing and allotting the Common Stock to the Sellers subject to the provisions hereof, and approving the transactions contemplated hereby, including the Exchange, a reverse stock split, a name change, the conversion of any VOS debt prior to the closing, the sale of VOS Systems, Inc., adoption of a stock option plan, the adoption of new articles and bylaws, and the election of new directors; and appointing the designees of IdeaEdge as directors and executive officers of VOS, (C) the resolutions of the shareholders of VOS approving the actions approving the transactions described in (B), and (D) an incumbency certificate signed by all of the executive officers of VOS dated at or about the Closing Date;

     (vii) An officer's certificate duly executed by VOS' chief executive officer to the effect that the conditions set forth in Section 7.1(a) below have been satisfied, dated as of the date of the Closing;

     (viii) Letters of resignation from current officers and directors of VOS to be effective on the Closing Date;

     (ix) Releases, substantially in the form attached hereto as Exhibit A hereto from each of the officers and directors of VOS;

(x) All corporate books and records of VOS;

     (xi) VOS Shareholders list (the “VOS Shareholders List”) dated as of the Closing Date, certified to be true and correct by the VOS Secretary;

(xii) Draft Form 8-K to be filed with the SEC after Closing; and

     (xiii) Such other documents and instruments as IdeaEdge may reasonably request.

     (b) IdeaEdge shall deliver or cause to be delivered the following documents and/or shall take the following actions:

     (i) Share certificates in the name of VOS in respect of all IdeaEdge Shares and shall register IdeaEdge Shares in the name of VOS in the shareholders register of IdeaEdge.

     (ii) Certificate of good standing from the Secretary of State of the State of California, dated at or about the Closing Date, to the effect that IdeaEdge is in good standing under the laws of said state;

     (iii) Certified copy of the Certificate of Incorporation of IdeaEdge, as amended to date certified by the Secretary of State of the State of California at or about the Closing Date;

     (iv) Secretary's certificate duly executed by IdeaEdge's secretary attaching and attesting to the accuracy of: (A) the bylaws of IdeaEdge, (B) the resolutions of IdeaEdge's board of directors, approving the transactions contemplated hereby, including the

Exchange, and (C) an incumbency certificate signed by all of the executive officers of IdeaEdge dated at or about the Closing Date; and

     (v) An officer's certificate duly executed by IdeaEdge's chief executive officer of IdeaEdge to the effect that the conditions set forth in Section 7.2(a) below have been satisfied, dated as of the date of the Closing.

(c) The Sellers shall deliver the following documents:

     (i) To VOS, duly executed share assignments in the form attached hereto as Exhibit B or Exhibit C, as applicable, effecting the immediate and unconditional sale, assignment and irrevocable transfer of IdeaEdge Securities to VOS, free and clear of any Liens, or any other third party rights of any kind and nature, whether voluntarily incurred or arising by operation of law and

     (ii) To IdeaEdge, as agent for VOS, all share certificates in respect of IdeaEdge Shares; and

     (iii) To IdeaEdge, as agent for VOS, all promissory notes issued in respect of the IdeaEdge Notes.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF VOS

     VOS and the VOS Principal Shareholders hereby jointly and severally make the following representations and warranties to IdeaEdge and each Seller:

     Section 3.1 Organization and Qualification. VOS is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. VOS is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. VOS has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement.

     Section 3.2 Authorization. VOS has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

     Section 3.3 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by VOS and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of VOS, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

     Section 3.4 No Conflict. Neither the execution and delivery of this Agreement by VOS nor the performance by VOS of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with VOS' Articles of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to VOS or any of the properties or assets of VOS; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of VOS, or result in the creation or imposition of any Lien upon any properties, assets or business of VOS under, any Contract or any order, judgment or decree to which VOS is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

     Section 3.5 Required Filings and Consents. The execution and delivery of this Agreement by VOS does not, and the performance of this Agreement by VOS will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to VOS except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws ("Blue Sky Laws"); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VOS, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

     Section 3.6 Capitalization. The authorized capital stock of VOS consists of 90,000,000 shares of Common Stock, par value $0.001 per share, of which 42,363,494 shares are issued and outstanding. Except for the transactions contemplated by this Agreement, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from VOS any shares of capital stock of VOS and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of VOS or under which VOS is, or may become, obligated to issue any of its securities. All shares of capital stock of VOS outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights. As of the Closing Date (as defined herein), there will be no more than 3,600,000 shares of Common Stock issued or outstanding prior to the Exchange. The consolidation of Common Stock and conversion of any VOS debt to equity which occurred between the date of execution of this Agreement and the Closing Date was completed in compliance with all applicable state and federal law, and has been properly approved under the VOS charter and bylaws by the VOS board and shareholders. The VOS Shareholders List is true and correct and accurately identities the shares of VOS Common Stock which are free trading and the shares which are subject to any restrictions.

     Section 3.7 Status of Common Stock. The Common Stock, when issued and allotted at the Closing in exchange for IdeaEdge Securities, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in VOS' charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Sellers, in VOS' shareholder ledger.

     Section 3.8 SEC Reports and Financial Statements. VOS has timely filed with the SEC all forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under any applicable law, and has heretofore made available (or promptly following filing will make available) to IdeaEdge true and complete copies of, all such forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under the Exchange Act or the Securities Act, the "VOS SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the VOS SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

     Section 3.9 Financial Statements. Each of the financial statements (the "VOS Financial Statements") included in the VOS SEC Documents including but not limited to the audited financial statements for the years ended December 31, 2006 and 2005 and the un-audited financial statements for the six (6) month period ended June 30, 2007 have been (or will be) filed in accordance with any applicable law and prepared from, and are in accordance with, the books and records of VOS, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of VOS as of the dates thereof or for the periods presented therein (subject, in the case of un-audited statements, to normal year-end audit adjustments not material in amount).

     Section 3.10 No Undisclosed Assets or Liabilities. Except as disclosed in the VOS Financial Statements, VOS does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, "Liabilities"), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties). As of the Closing Date, VOS shall have no properties or assets of any kind, whether real personal or intangible and whether owned or leased (other than cash, cash equivalents or marketable securities) and no Liabilities.

     Section 3.11 No Contract Rights or Commitments. On the Closing Date, there will not be any Contract to which VOS is a party or by which any of its assets or properties are bound.

     Section 3.12 No Intellectual Property Rights or Infringement. VOS does not own, has not obtained the right to use, and has not violated nor otherwise trespassed upon any patents,

trademarks, service marks, trade names, copyrights, and applications, licenses and rights with respect to the foregoing, and/or any trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and/or technical data and/or information.

     Section 3.13 Litigation. There is no Action pending or threatened against VOS that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against VOS, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

     Section 3.14 Taxes. VOS has filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and VOS has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to VOS' Knowledge, against VOS or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon VOS' assets.

     Section 3.15 Registration. No order revoking the registration of VOS or the Common Stock under the Exchange Act has been issued by any court, securities commission or regulatory authority in the United States and no proceedings for such purpose are pending or, to the Knowledge of VOS, after reasonable inquiry, threatened.

     Section 3.16 Books and Records. The books and records, financial and others, of VOS are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

     Section 3.17 Insurance. VOS has no insurable properties and VOS does not maintain any insurance covering its assets, business, equipment, properties, operations, employees, officers, or directors. To VOS' knowledge, since VOS' inception, there has not been any damage, destruction or loss, which could have been deemed as an "Insurance Event".

     Section 3.18 Compliance. VOS is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. VOS has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. VOS does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

     Section 3.19 Absence of Certain Changes. Since June 30, 2007, except as described in the VOS SEC Documents or as expressly permitted or required by this Agreement, VOS has not:

     (a) sold or otherwise issued any shares of capital stock, other than 20,000 shares;

(b) acquired any assets or incurred any Liabilities;

(c) amended its certificate of incorporation or bylaws;

     (d) waived any rights of value which in the aggregate are extraordinary or material considering the business of VOS;

     (e) made any material change in its method of management, operation or accounting;

     (f) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

     (g) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date;

     (h) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

     (i) become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of VOS or become subject to any change or development in, or effect on, VOS that has or could reasonably be expected to have a Material Adverse Effect,

     (j) entered into any agreement to take any action described in clauses (a) through (i) above

     Section 3.20 Material Transactions or Affiliations. Except as disclosed in VOS' Form 10-KSB for the fiscal year ending December 31, 2006, there is no contract, agreement or arrangement between VOS and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by VOS to own beneficially, five percent or more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof. VOS has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

     Section 3.21 Employees. VOS has no employees other than its officers and directors. VOS has no liabilities and/or debts towards any such officers and directors. VOS has no agreement, obligation or commitment with respect to the election of any individual or individuals to VOS' board of directors.

     Section 3.22 Previous Sales of Securities. Since inception, VOS has sold Common Stock to investors only in reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions. Except as provided in this Agreement, VOS has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

     Section 3.23 Tax-Free Exchange. VOS has not taken any action, nor does VOS know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a "reorganization" within the meaning of Section 351 or 368 of the Code.

     Section 3.24 Brokers and Finders. Neither VOS, nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Exchange for which VOS has or could have any liability.

     Section 3.25 Disclosure. As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of VOS and/or its subsidiaries that has not been disclosed in writing to IdeaEdge and/or Sellers by VOS. No representation or warranty of VOS in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF IDEAEDGE

     IdeaEdge hereby makes the following representations and warranties to VOS and the Principal Shareholders:

     Section 4.1 Organization and Qualification. IdeaEdge is duly organized and validly existing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. IdeaEdge is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have a Material Adverse Effect. IdeaEdge has no subsidiaries.

     Section 4.2 Authorization; Validity and Effect of Agreement. IdeaEdge has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange. This Agreement has been duly and validly executed and delivered by IdeaEdge and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of IdeaEdge, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

     Section 4.3 No Conflict. Neither the execution and delivery of this Agreement by IdeaEdge nor the performance by IdeaEdge of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with IdeaEdge's Articles of Incorporation; (ii) violate any statute, law, ordinance, rule or regulation, applicable to IdeaEdge or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of IdeaEdge, or result in the creation or imposition of any Lien upon any properties, assets or business of IdeaEdge under, any Material Contract or any order, judgment or decree to which IdeaEdge is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

     Section 4.4 Required Filings and Consents. The execution and delivery of this Agreement by IdeaEdge do not, and the performance of this Agreement by IdeaEdge will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to IdeaEdge, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IdeaEdge, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     Section 4.5 Capitalization. The authorized capital stock of IdeaEdge is 30,000,000 shares divided into: (i) 20,000,000 shares of Common Stock, no par value, of which 6,986,666 shares are issued and outstanding as of August 30, 2007, and (ii) 10,000,000 shares of Preferred Stock, no par value, none of which are issued and outstanding. Schedule I sets forth a true and complete list of the issued and outstanding IdeaEdge Shares as of the date hereof (as will be updated by IdeaEdge to reflect all issued and outstanding IdeaEdge Shares as of the Closing Date). Schedule II sets forth a true and complete list of the issued and outstanding IdeaEdge Notes that will be outstanding at the Closing Date. All IdeaEdge Shares outstanding as of the date of this Agreement have been, and all IdeaEdge Shares outstanding as of the Closing Date will be, duly authorized and validly issued, and are or will be fully paid and non-assessable, and are or will be free of preemptive rights.

     Section 4.6 Financial Statements. IdeaEdge has previously furnished to VOS true and complete copies of the audited consolidated balance sheet of IdeaEdge for the period ended June 30, 2007 and the related statements of operations, shareholders equity and cash flows for the period then ended (all of such financial statements of IdeaEdge collectively, the "IdeaEdge Financial Statements"). The IdeaEdge Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of IdeaEdge at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The IdeaEdge Financial Statements have been prepared from and in accordance with the books and records of IdeaEdge.

     Section 4.7 No Undisclosed Liabilities. Except as disclosed in the IdeaEdge Financial Statements, IdeaEdge has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

     Section 4.8 Properties and Assets. IdeaEdge has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests reflected in the most recent IdeaEdge Financial Statements, except for those sold or otherwise disposed of since the date of such IdeaEdge Financial Statements in the ordinary course of business consistent with past practice.

     Section 4.9 Litigation. There is no Action pending or threatened against IdeaEdge that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against IdeaEdge, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

     Section 4.10 Taxes. IdeaEdge has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and IdeaEdge has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to IdeaEdge's Knowledge, against IdeaEdge or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon IdeaEdge's assets.

     Section 4.11 Compliance. IdeaEdge is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. IdeaEdge has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. IdeaEdge holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 4.12 Absence of Certain Changes. Since the date of the most recent IdeaEdge Financial Statements, (i) there has been no change or development in, or effect on, IdeaEdge that has or could reasonably be expected to have a Material Adverse Effect, (ii) IdeaEdge has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business, (iii) IdeaEdge has not paid any dividends or distributed any of its assets to any of its shareholders, (iv) IdeaEdge has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business, (v) IdeaEdge has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and (vi) IdeaEdge has not entered into any agreement to take any action described in clauses (i) through (v) above.

     Section 4.13 Brokers and Finders. Except as disclosed, IdeaEdge has not, nor to IdeaEdge's Knowledge have any of its officers, directors, employees or managers, employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Exchange for which IdeaEdge has or could have any liability.

     Section 4.14 Material Transactions or Affiliations. Except for employment agreements, stock option agreements, and deferred compensation plans, there is no contract, agreement or arrangement between IdeaEdge and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by IdeaEdge to own beneficially, five percent or more of its issued and outstanding common stock or preferred stock and which is to be performed in whole or in part after the date hereof. IdeaEdge has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

     Section 4.15 Employees. IdeaEdge is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to IdeaEdge's knowledge, reasonably expected or threatened, between IdeaEdge, on the one hand, and any or all of its current or former employees, on the other hand. There are no claims pending, or, to IdeaEdge's knowledge, reasonably expected or threatened, against IdeaEdge under any workers' compensation or long term disability plan or policy. IdeaEdge has no unsatisfied obligations that would have a Material Adverse Effect on IdeaEdge to any employees, former employees, or qualified beneficiaries pursuant to any employee benefit plans, COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

     Section 4.16 Material Contracts. Each IdeaEdge Material Contract (i) is legal, valid, binding and enforceable and in full force and effect with respect to IdeaEdge, and to IdeaEdge's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither IdeaEdge nor, to IdeaEdge's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by IdeaEdge or, to IdeaEdge's knowledge, by any such other party, or permit termination, modification or acceleration, under the IdeaEdge Material Agreement.

     Section 4.17 Tax-Free Exchange. IdeaEdge has not taken any action, nor does IdeaEdge know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a "reorganization" within the meaning of Section 351 or 368 of the Code.

     Section 4.18 Disclosure. As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of IdeaEdge that has not been disclosed in writing to VOS by IdeaEdge. No representation or warranty of IdeaEdge in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH SELLER

     Each Seller, severally and not jointly, hereby make the following representations and warranties to IdeaEdge and VOS:

     Section 5.1 Authority and Validity. Such Seller has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

     Section 5.2 Validity. Upon the execution and delivery of each other document to which such Seller is a party (assuming due execution and delivery by each other party thereto) each such other document will be the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

     Section 5.3 No Breach or Violation. The execution, delivery and performance by such Seller of this Agreement and each other document to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with (i) the certificate of incorporation or bylaws of such Seller, if applicable, or (ii) any agreement to which such Seller is a party, or by which such Seller or such Seller's Assets are bound or affected.

     Section 5.4 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Government Authority or any other Person is necessary to be obtained, made or given by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other document to which it is a party or for the consummation by such Seller of the transactions contemplated hereby or thereby.

     Section 5.5 Title. IdeaEdge Securities to be delivered by such Seller in connection with the transactions contemplated herein are, and at the Closing will be owned, of record and beneficially, solely by such Seller, free and clear of any Lien and represent such Seller's entire ownership interest in IdeaEdge.

     Section 5.6 Investor Status. Such Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has properly completed the form attached hereto as Schedule III.

     Section 5.7 No Government Review. Such Seller understands that neither the SEC nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the Common Stock or passed upon or endorsed the merits of the Common Stock or the Exchange Agreement or any of the other documents relating to the Exchange (collectively, the "Offering Documents"), or confirmed the accuracy of, determined the adequacy of, or reviewed the Exchange Agreement or the other Offering Documents.

     Section 5.8 Investment Intent. The shares of Common Stock are being acquired by Seller for Seller's own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same. Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of IdeaEdge Shares.

     Section 5.9 Restrictions on Transfer. Seller understands that the shares of Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Seller shall furnish VOS with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to VOS. Seller acknowledges that it is able to bear the economic risks of an investment in the Common Stock for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

     Section 5.10 Informed Investment. In making its decision to acquire the Common Stock in exchange for the IdeaEdge Securities nd execute this Agreement, each Seller (i) has made such investigations in connection herewith of IdeaEdge, VOS or otherwise as it deemed necessary or desirable so as to make an informed investment decision; (ii) has consulted with his or her own advisors and legal counsel; (iii) has not relied upon IdeaEdge, VOS, or any of their employees, officers, directors, advisors or legal counsel for any legal, tax or investment advice; and (iv) has not relied upon any information other than information contained in this Agreement and in the other Offering Documents.

     Section 5.11 Access to Information. Seller acknowledges that it has had access to and has reviewed all documents and records relating to VOS, including, but not limited to, the VOS SEC Documents, that it has deemed necessary in order to make an informed investment decision with respect to an investment in VOS.

     Section 5.12 Reliance on Representations. Seller understands that the shares of Common Stock are being offered and sold to it in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that VOS and IdeaEdge is relying in part upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Common Stock. Seller represents and warrants to VOS and IdeaEdge that any information Seller has heretofore furnished or furnishes herewith to VOS and IdeaEdge is complete and accurate, and further represents and warrants that it will notify and supply corrective information to VOS and IdeaEdge immediately upon the occurrence of any change therein occurring prior to IdeaEdge's issuance of the Common Stock. Within five (5) days after receipt of a request from IdeaEdge, Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which IdeaEdge is subject.

     Section 5.13 No General Solicitation. Seller is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

     Section 5.14 Legends. Seller understands that the certificates representing the Common Stock shall have endorsed thereon the following legend, and stop transfer instructions reflecting that these restrictions on transfer will be placed with the transfer agent of the Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY
NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE
OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE
SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT, (II)

THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH
OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT
SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT
OF 1933. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES
MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE
SECURITIES ACT OF 1933.”

     Section 5.15 Placement and Finder's Fees. No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of Seller or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated hereby, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreements, arrangements or understanding made by or on behalf of Seller.

     Section 5.16 Disclosure. No representation or warranty of the Seller in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE VI CERTAIN COVENANTS

     Section 6.1 Conduct of Business by VOS. Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of IdeaEdge, during the period commencing with the date of this Agreement and continuing until the Closing Date, VOS shall not conduct any trade or business other than as presently conducted, shall preserve intact its business organizations and maintain the registration of VOS and the Common Stock under the Exchange Act.

     Section 6.2 Access to Information. At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article IX, and in each case subject to Section 6.3 below, each party hereto shall provide to the other party (and the other party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

Section 6.3 Confidentiality. Each party shall hold, and shall cause its respective

Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Exchange in strict confidence, shall not use such information except for the sole purpose of evaluating the Exchange and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Exchange (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained. In the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

     Section 6.4 Further Assurances. Each of the parties hereto agrees to use commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Exchange, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the Exchange, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

     Section 6.5 Public Announcements. VOS, the Sellers and IdeaEdge shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to VOS, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

     Section 6.6 Notification of Certain Matters. Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

     Section 6.7 Financial Statements. Prior to the Closing, IdeaEdge shall deliver to VOS (i) the IdeaEdge Financial Statements prepared in compliance with GAAP, consistently applied, and in accordance with all applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act, and (ii) the consent of its independent auditors to the inclusion of their audit report and the IdeaEdge Financial Statements in a Current Report on Form 8-K relating to the Exchange. IdeaEdge shall use commercially reasonable efforts to have its independent auditor consent to VOS's use of and reliance on the IdeaEdge Financial Statements as may be required in connection with any further filings made by VOS under the United States federal securities laws.

     Section 6.8 Tax-Free Exchange Status. The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes: (i) the Exchange shall qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, and (ii) that the tax consequences to the shareholders of both companies are minimized.

     Section 6.9 Disposition of Assets and Liabilities. Prior to the Closing, VOS shall take all action required in order to dispose of all of VOS's Assets (other than cash, cash equivalents and marketable securities) and satisfy all of its Liabilities, in accordance with any and all applicable laws and regulations. VOS shall be responsible for and shall indemnify and hold IdeaEdge and the Sellers harmless from and/or against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities (including tax liabilities), damages or penalties and reasonable attorneys' fees and related disbursements suffered by IdeaEdge, the Sellers and/or VOS resulting from or arising out of or in connection with any such Assets and/or Liabilities of VOS.

     Section 6.10 Waiver of Claims. Each Seller for himself and his heirs, executors, administrators, attorneys and assigns, hereby releases and acknowledges full accord, satisfaction, discharge and settlement of, and further irrevocably and unconditionally forever releases, remises, and acquits IdeaEdge and any of its present or former officers, directors, shareholders, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, attorneys and assigns (the "IdeaEdge Released Parties") of and from any and all manner of actions, causes of action, arbitrations, controversies, expenses, damages, liabilities, demands, claims, counterclaims, cross-claims, obligations, losses, costs, promises, covenants, agreements, and suits of any kind or nature, whether known or unknown, whether contingent or fixed, whether developed or undeveloped, in law or equity, in tort or in contract from the beginning of time through the date of the full execution of this Agreement and the attachments and schedules hereto, which he may have or claim to have against IdeaEdge Released Parties, except for accrued wages for current employees and deferred compensation under IdeaEdge's deferred compensation plan. Each Seller expressly acknowledges that such claims released and discharged by this Section include, but are not limited to, any and all claims against IdeaEdge Released Parties for remuneration, compensation or benefits (including but not limited to fees, salary, expense reimbursements, commissions, stock, options or warrants for stock, success fees, insurance or other benefits, or any other form of remuneration, compensation or benefits of any kind) and any and all other claims of any kind and nature arising prior to execution of this Agreement and the attachments and schedules hereto, which relate in any way to IdeaEdge. This release shall extend to all claims, known and unknown. Each Seller is aware of, and specifically waives the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor"

     Section 6.11 Resignation of VOS Directors and Officers. Prior to Closing, the VOS directors and officers shall have resigned effective as of the Closing Date.

     Section 6.12 VOS Shareholder Approval. Prior to the Closing, VOS shall seek and obtain the required VOS shareholder approval for (i) the Exchange; (ii) a consolidation of the VOS Common Stock as may be required to accomplish the Exchange on the terms set forth in this Agreement; (iii) the sale of all of the stock of VOS Systems, Inc., VOS’ wholly-owned subsidiary; (iv) any and all transactions involving the conversion or assignment of debt owed to a VOS affiliate in exchange for VOS Common Stock; (v) an amendment to the VOS Articles of Incorporation to change the name of VOS to “IdeaEdge, Inc.” upon the Closing, and such other provisions as may be requested by IdeaEdge; and (vi) the election of directors.

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE EXCHANGE

     Section 7.1 Conditions to Obligations of IdeaEdge. The obligations of IdeaEdge and Sellers to consummate the Exchange shall be subject to the fulfillment, or written waiver by IdeaEdge, at or prior to the Closing, of each of the following conditions:

     (a) The representations and warranties of VOS set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

     (b) VOS shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

     (c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained;

     (d) IdeaEdge shall have completed a due diligence review of the business, operations, financial condition and prospects of VOS and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

     (e) There has been no Material Adverse Effect on the business, condition or prospects of VOS until the Closing Date;

     (f) VOS shall have secured the necessary director approval to adopt a 2007 Equity Incentive Option Plan with terms and conditions reasonably acceptable to IdeaEdge, and which includes 600,000 shares of Common Stock;

     (g) VOS shall be current in all of its filings with the SEC and the VOS Common Stock shall be eligible to be quoted on the OTC Bulletin Board; and

     (h) VOS shall have no Assets (other than cash, cash equivalents and marketable securities) or Liabilities other than the Permitted Liabilities, and shall have sold all of the shares of VOS Systems, Inc..

     Section 7.2 Conditions to Obligations of VOS. The obligations of VOS to consummate the Exchange shall be subject to the fulfillment, or written waiver by VOS, at or prior to the Closing of each of the following conditions:

     (a) The representations and warranties of IdeaEdge set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

     (b) IdeaEdge shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by IdeaEdge on or prior to the Closing Date;

     (c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained;

     (d) VOS shall have completed a due diligence review of the business, operations, financial condition and prospects of IdeaEdge and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion; and

     (e) There has been no Material Adverse Effect on the business, condition or prospects of IdeaEdge until the Closing Date.

ARTICLE VIII INDEMNIFICATION

Section 8.1 Indemnification between the Parties.

     (a) Notwithstanding any other indemnification provision hereunder, IdeaEdge (in this context, the "Indemnifying Party") shall indemnify and hold harmless VOS and its officers and directors (in this context an "Indemnified Party"), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by IdeaEdge at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by IdeaEdge, and (iii) any misrepresentation made by IdeaEdge, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by IdeaEdge pursuant hereto or in connection with the Exchange.

     (b) Notwithstanding any other indemnification provision hereunder, VOS and each VOS Principal Shareholder, jointly and severally (in this context, each the "Indemnifying Party") shall indemnify and hold harmless IdeaEdge and its officers, directors and each of the Sellers (in this context an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by VOS at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by VOS, (iii) any misrepresentation made by VOS, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by VOS pursuant hereto or in connection with the Exchange, (iv) any untimely filing of or inaccuracy in, and SEC Document, and (v) the operations and liabilities of VOS and/or any of its subsidiaries, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same.

     (c) Notwithstanding any other indemnification provision hereunder, Sellers, individually and not severally or jointly (in this context, the "Indemnifying Party"), shall indemnify and hold harmless IdeaEdge and VOS (in this context an "Indemnified Party"), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by such Seller under this Agreement at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date and (ii) any breach or nonfulfillment of any covenants or agreements made by the Seller.

Section 8.2 Indemnification Procedures for Third Party Claims.

     (a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice ("Notice of Claim") of such claim or demand to the Indemnifying

Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

     (b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.1 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or do not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     (c) The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

     Section 8.3 Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party has been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, IdeaEdge and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.11.

     Section 8.4 Limitations on Indemnification. No claim for indemnification under this Article VIII shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VIII from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

ARTICLE IX TERMINATION

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of VOS and IdeaEdge;

     (b) by IdeaEdge, if the Closing shall not have occurred on or before October 31, 2007 or if any of the conditions to the Closing set forth in Section 7.1 shall have become incapable of fulfillment by October 31, 2007 and shall not have been waived in writing by IdeaEdge; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to IdeaEdge if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c) by VOS, if the Closing shall not have occurred on or before October 31, 2007 or if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by October 31, 2007 and shall not have been waived in writing by VOS; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to VOS if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (d) by VOS or IdeaEdge if any Governmental or judicial Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Exchange and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

     Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Exchange shall be abandoned without any further action by the parties hereto. If this Agreement is terminated as provided herein:

     (a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Exchange, whether obtained before or after the execution hereof; and

     (b) each party agrees that all Confidential Information received by VOS or IdeaEdge with respect to the other party, this Agreement or the Exchange shall be kept confidential notwithstanding the termination of this Agreement.

ARTICLE X MISCELLANEOUS

     Section 10.1 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 10.2 Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

     Section 10.3 Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

     Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 10.5 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

     Section 10.6 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     Section 10.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

     Section 10.8 Specific Performance. The parties hereto agree that in the event that any party fails to consummate the Exchange in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

     Section 10.9 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below (or any other address duly notified by a party hereto pursuant to the provisions of this Section 10.9) .

If to VOS: VOS International, Inc. 6540 Lusk Blvd., Suite C257 San Diego, California 92121 Attn: Allan Ligi, CEO Phone: (858) 679-8027 Fax: (858) 679-8929
If to IdeaEdge or a Seller: IdeaEdge, Inc. 6440 Lusk Blvd., Suite 200 San Diego, CA 92121 Attn: James Collas, CEO Phone: (858) 677-0080 Fax: (858) 677-0180

     Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 10.11 Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Letter Agreement shall be commenced only in a state or federal court of competent jurisdiction the State of California, County of San Diego, and the parties hereto each consents to the jurisdiction of such a court.

     Section 10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.13 Certain Definitions. As used herein:

     (a) "Affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

     (b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of San Diego, California;

     (c) "Confidential Information" shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by IdeaEdge, on the one hand, or VOS, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

     (d) "Contract" shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

     (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

     (f) "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

     (g) "Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

     (h) "Knowledge" shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

     (i) "Lien" shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, preemptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

     (j) "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity;

     (k) "Material Contract" shall mean any Contract, other than equipment and furniture leases entered into in the ordinary course of business, where the liabilities or commitments associated therewith exceed $10,000 individually or $50,000 in the aggregate;

     (l) "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(m) "SEC" shall mean the Securities and Exchange Commission;

     (n) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

     (o) "Taxes" shall mean all taxes (whether U.S. federal, state, local or other non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

VOS INTERNATIONAL, INC.	IDEAEDGE, INC.

By:	By:
Allan Ligi	James Collas
Chief Executive Officer	Chief Executive Officer

VOS PRINCIPAL SHAREHOLDER(S):

_____________________________ Allan Ligi
By: _____________________________ Print Name: _________________________
By: _____________________________ Print Name: _________________________